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EXHIBIT 99.5

MERGER OF
BUSINESS BANK OF CALIFORNIA, BUSINESS BANCORP
AND UNION BANK OF CALIFORNIA, N.A.

To Business Bancorp shareholder:

        In connection with the proposed merger of Business Bancorp, Business Bank of California and Union Bank of California, N.A., you will be receiving two separate mailings, with separate instructions on how you should respond to those mailings. The two mailings, one of which is enclosed with this letter, are:

  1.
  A proxy statement/prospectus and accompanying proxy card and related materials. This mailing relates to your vote as to whether to adopt the merger agreement related to this proposed merger; and

  2.
  A Letter of Transmittal/Election Form and related materials. This mailing relates to your choice to receive cash and/or shares of UnionBanCal Corporation common stock in exchange for your shares of Business Bancorp common stock, in the event this proposed merger occurs.

Please review the instructions included with each of these mailings carefully, and respond to each mailing separately, in accordance with its separate instructions.

If you have any questions, please contact the Information Agent:

MacKenzie Partners, Inc.
 CALL TOLL-FREE (800) 322-2885
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
E-mail: proxy@mackenziepartners.com

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MERGER OF BUSINESS BANK OF CALIFORNIA, BUSINESS BANCORP AND UNION BANK OF CALIFORNIA, N.A.